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                                                                    EXHIBIT 99.5

                       REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Softool Corporation:

   We have audited the accompanying combined and consolidated balance sheets of SOFTOOL CORPORATION (a California corporation) AND SUBSIDIARIES AND SOFTOOL INTERNATIONAL CORPORATION (a California corporation) as of December 31, 1994, and the related combined and consolidated statements of operations, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1994 (not presented herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of SOFTOOL CORPORATION AND SUBSIDIARIES AND SOFTOOL INTERNATIONAL CORPORATION as of December 31, 1994, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.


                                       ARTHUR ANDERSEN LLP

Los Angeles, California
August 29, 1995 (except with respect to
the matter discussed in Note 14, as to
which the date is November 17, 1995).